Glottech-USA, LLC

March 17, 2011

Mr. Alex Walsh
President & Chief Executive Officer
Lithium Exploration Group, Inc.
3200 N. Hayden Road
Scottsdale, AZ 85251

LETTER AGREEMENT

Dear Alex:

This letter agreement, inclusive of the attachments hereto (collectively, the "Agreement"), sets forth the terms of our contemplated relationship pursuant to which Lithium Exploration Group, Inc. ("LEXG") will acquire from Glottech-USA, LLC ("Glottech-USA") one initial unit of our proprietary and patented mechanical ultrasound technology (the "Technology") for use in water purification, inclusive of its process of separating from water, as the primary fluid stock, the salt and other minerals and by-products contained therein ("By-Products"), for LEXG's commercial sale, use and/or re-use of such By-Products in LEXG's normal course of business. All attachments hereto (a listing of which is set forth on the signature page hereof) shall be deemed a material component of this Agreement, and the terms of all such attachments shall be deemed set forth herein "*in haec verba*" and considered a part hereof. Notwithstanding the terms of all attachments to this Agreement, the additional terms of our relationship shall be as follows:

I. Deliverables

Glottech-USA will assemble and ship to LEXG one (1) unit of our Technology specifically designed for water purification (the process of which includes, among other things, the separation and extraction of salt, minerals and other-products which are either burned off or available as a brine slurry) intended to optimize LEXG's mineral separation efforts consistent with LEXG's intended application and use. The Technology will be shipped to LEXG, F.O.B. Glottech-USA's designated loading dock in the Philadelphia, PA area, to the specific location in Alberta to be designated by LEXG.

II. Title, Ownership and Licensing of the Technology

Title to and ownership of the Technology will at all times be retained solely by Glottech-USA. Glottech-USA will license the use of the Technology, for the purposes set forth herein, to LEXG for its unlimited use of the Technology, subject to the terms of this Agreement and payment of the "Technology Licensing & Lease Payment" and the "Royalties," as such terms are more specifically set forth and defined in Paragraphs VII and VIII, respectively, herein below.

III. Territorial Licensing/Limited Exclusivity

A. The territorial map attached hereto as Exhibit A sets forth the designated territory in Alberta, including the specific townships in and around the "Swan Hills Region" of Alberta, as the territory

designated by LEXG for which it is to be granted exclusivity for its intended application and use of the Technology. This limited exclusivity shall last for the Term of this Agreement (as such term is more specifically set forth and defined in Paragraph XV herein below). If an opportunity arises for Glottech-USA to license and lease its Technology to an unrelated third party and/or to a mineral holder of the subject lands where the proposed Technology is to be placed, and further provided that such third party and/or mineral holder, as the case may be, enters into a standard form royalty agreement (to be prepared by LEXG at a later date) with LEXG, then LEXG will consent to such licensing and lease arrangement between Glottech and such party. Such standard form royalty agreement shall provide for payment of a percentage gross overriding royalty payable to the mineral holder by LEXG on the extraction and production of minerals within, upon or under the subject lands where the Technology is to be placed or a percentage gross overriding royalty payable to LEXG by the mineral holder on the extraction and production of minerals within, upon or under the subject lands where the technology unit is to be placed in consideration for the rights to use or receive benefit from the technology unit.

B. In the event that LEXG has purchased a minimum of five (5) Technology units within twelve (12) months from the date of execution of this Agreement, immediately upon payment being made by LEXG to Glottech for such fifth Technology unit, effective during the Term of this Agreement (as defined below in Paragraph XV), Glottech-USA agrees that it will neither license nor lease the Technology to any third party for use in the country of Canada, not otherwise defined as being in the specific geographic territory specified in Paragraph III (A) herein above, for use in any application without first obtaining satisfactory representation from such clients that their intended application and use of the Technology are not for the primary application of salt, minerals and/or by-products of produced water treatment for commercialization and sale to third parties which would otherwise be in direct conflict with the stated primary application of LEXG as herein described.

C. The terms of Paragraphs III (A) and (B) herein above notwithstanding, however, it is acknowledged and understood by the Parties hereto as further clarification, that such limited exclusivity is specifically limited to LEXG's stated application and use of the Technology. Nothing herein shall be construed as restricting Glottech-USA from licensing and leasing the Technology to any other client(s) outside of the geographic area designation in Paragraph III (A) or Paragraph III (B), if applicable, herein above so long as such usage of the Technology by other clients is for the primary purpose of produced water treatment and is not otherwise intended primarily for the extraction of salt, minerals and other by-products from water which would cause such other clients to be in direct competition with LEXG or to not otherwise agree to the percentage royalty payments to which LEXG would be entitled to subject to the terms of Paragraph III (A) herein above.

D. The terms of this Paragraph III are conditioned upon LEXG's remaining a commercially viable company actively involved in exploration, mining, and producing minerals.

IV. <u>Conditions Precedent; Analysis of Data/Initial Determination of Daily Volume and Usage</u>

Execution of this Agreement by LEXG is conditioned upon the following: LEXG will provide Glottech-USA with certain test results of brine concentrations, the results of which will be analyzed by Glottech-USA to assist in determining the best concentration of brine as a by-product of the produced water treatment that would be optimum for LEXG to take for mineral extraction. This concentration is intended to assist LEXG in projecting the expected daily volumes of minerals for extraction purposes.

Upon LEXG's agreement with Glottech-USA's assessment as generally outlined in this Paragraph IV, LEXG will execute this Agreement in accordance with all of the provisions contained herein

VII. Technology Licensing & Lease Payment

LEXG will pay to Glottech-USA, via bank-to-bank wire transfer, a Licensing & Technology Payment in the amount of $800,000 (the "Technology Licensing & Lease Payment"), according to the following payment schedule:

(i) upon execution of this Agreement, the non-refundable amount of $25,000 USD to be wired pursuant to the bank wire transfer instructions attached hereto as Exhibit B;

(ii) within 180 days of execution of this Agreement, the amount of $75,000 USD which shall serve as confirmation by LEXG of its intent to formally proceed with the intent of this Agreement, thus committing to payment of the amounts set forth in subparagraphs (iii) and (iv) of this Paragraph VII and to compliance with all other provisions of this Agreement. If this $75,000 USD payment amount is not received by Glottech-USA within the specified 180 day timeframe, LEXG shall be deemed to have elected not to proceed with the intent of this Agreement, at which time neither Party shall have any further obligations or liabilities to the other Party respecting the terms of this Agreement, other than for the obligations set forth in the Confidentiality, Non-Disclosure and Non-Circumvention Agreement between the Parties dated as of the execution date of this Agreement and attached hereto as Exhibit C and accordingly, except for the continuing obligations of the Parties respecting the aforementioned Confidentiality, Non-Disclosure and Non-Circumvention Agreement, this Agreement shall be deemed null and void.

(iii) within ten (10) days of receipt of invoice from Glottech-USA, the amount of $700,000 USD to cover the cost of components and assembly for one (1) Technology unit, F.O.B. Glottech-USA's loading dock, the specific location of which will be provided in writing to LEXG by Glottech-USA. This $700,000 payment shall be wired to a separate Glottech-USA bank account which Glottech-USA shall establish for purposes of segregating such amount from the general funds of Glottech-USA. Bank wire transfer instructions for this segregated account will be provided with the invoice to LEXG; and

VIII. Royalties

A. Commencing as of the end of an initial sixty (60) day testing and training period following satisfactory delivery and physical setup of the Technology, and continuing thereafter for as long as the Technology remains in the possession of LEXG, LEXG shall pay to Glottech-USA continuing monthly royalties (the "Royalties") in an amount equal to $2.00 per physical ton of water processed pursuant to the usage of the Technology, such processed amounts of water being measured and recorded using the flow metering technology provided for such purposes by Glottech-USA. Glottech-USA will invoice LEXG for each month's Royalties based upon the metered production of the previous month ended, and will provide accounting for such invoiced Royalties in order that LEXG may verify the accuracy thereof. Such invoiced Royalties shall be due and payable to Glottech-USA within fifteen (15) calendar days from receipt of invoice. In the event of dispute, LEXG shall nonetheless pay the invoiced amount, notifying Glottech-USA of the disputed amount and providing reasonable accounting to support the disputed amount. If Glottech-USA and LEXG are unable to agree upon a mutually acceptable resolution as to the disputed amount, such dispute will be submitted to the American Arbitration Association for final resolution (unless Glottech-USA and LEXG shall mutually agree to an alternate means of arbitration or resolution which, in any event, must be submitted in a timely manner).

V. Assignment/Use of the Technology

The Technology is being licensed for use solely by LEXG and may not be assigned by LEXG to any third party without the specific written consent of Glottech-USA. Use of the Technology is limited to the purposes set forth in this Agreement and is intended solely for use with water as the primary fluid stock.

VI. Responsibilities of Glottech-USA and LEXG

For purposes of this Agreement:

(i) Glottech-USA's primary responsibilities will be to: (a) assemble one (1) fourth generation Technology unit for shipment to LEXG, (b) assist LEXG in the proper setup, operations and training of the Technology unit, (c) monitor the geographic location of the Technology, (d) monitor the ongoing flow of fluid stock through the Technology unit using Glottech-USA supplied fluid flow metering technology supplied with the Technology, (e) provide to LEXG a monthly reporting of such flow monitoring, (f) provide LEXG with the billing data based upon such flow monitoring, (g) provide LEXG with technical guidance on a reasonable, "as needed," basis as to the proper use of the Technology, (h) recommend reasonable maintenance and component replacement procedures based on component manufacturers' and/or Glottech-USA's guidelines and actual "wear and tear" usage data, and (i) take all other actions as are reasonable and customary to cooperate with LEXG in an attempt to insure that LEXG's intended use of the Technology is successful for its intended purposes;

(ii) LEXG's primary responsibilities will be to: (a) identify for its own purposes the geographic location(s) for deploying the Technology (if in addition to the geographic location specified in Paragraph III herein above) which it believes provide the most suitable opportunity to realize the benefits of the Technology for its intended purposes, (b) to market and/or use the extracted salt, minerals and other by-products derived from the use of the Technology for its intended purposes, (c) oversee the day-to-day operations of the Technology, (d) take all actions reasonable and necessary to insure that all safety, environmental, and legal rules and regulations governing the use of the Technology in the geographic areas of use are researched, established, deployed and adhered to, (e) obtain and maintain all governmental licenses and permits legally required for operation of the Technology, (e) obtain and maintain all governmental and environmental licenses and permits legally required for commercialization and/or disposal of the salt, minerals and other by-products resulting from the use of the Technology, (f) obtain and maintain reasonable but adequate insurance covering all liabilities and damages which may result either directly or indirectly to the Technology or directly or indirectly to any property or person as a result of operation of the Technology, such insurance to specifically name Glottech-USA, LLC and LEXG, their directors, officers, managers, employees, agents, subcontractors, and properties and assets of same, as is normal and customary in the operation and use of such technology; (g) review all accounting, operational, and Royalties-related billing data provided by Glottech-USA and timely notify Glottech-USA of any discrepancies therein necessary to insure that all such information is correct, to LEXG's best knowledge, (h) timely pay all vendors, as applicable, for costs and expenses associated with the cost of operating the Technology and with the use and/or disposal of all salt, minerals, and other by-products resulting from the use thereof, (i) take all steps reasonably necessary to insure that recommended maintenance and component replacement procedures based on Glottech-USA's guidelines including, but not necessarily limited to, actual "wear and tear" usage data, are promptly adhered to, and (j) take all other actions as are reasonable and customary to cooperate with Glottech-USA to insure a successful business relationship between the Parties.

B. As consideration for determining a reasonable expectation of Royalties which Glottech-USA may expect pursuant to the relationship contemplated in this Agreement, LEXG's annual production for each individual unit of Technology shall generate, within a ten percent (10%) plus or minus deviation, Royalties of $158,400 on an annualized 12 month basis (the "Minimum Annualized Royalties"), computed according to the following formula: *20 hours/day x 22 days/month x 12 months/year x 15 tons of produced water/hour x $2.00/ton*. In order to allow LEXG a reasonable period of time for ramp-up, the Minimum Annualized Royalties calculation shall not be considered until the end of 180 days following delivery and setup of the Technology. The Minimum Annualized Royalties, applicable for each individual unit of Technology, shall be a primary consideration in any determination by Glottech-USA to consider an extension of the initial Term of this Agreement, or any extension or subsequent extension of the Term as provided for in Paragraph XV.

C. The amount of the Royalties set forth in Paragraph VIII herein are exclusive to LEXG and are being provided at a discounted rate to LEXG due to the innovative nature of LEXG's application of the technology and the agreed upon deal between the Parties. In the event that LEXG discloses to a third party (other than directors, officers, employees or investors of LEXG on a need to know basis, which are deemed to be authorized recipients of such information) the price of the Royalty being paid hereunder, without the consent of Glottech-USA, such consent not to be unreasonably withheld, the following shall occur: (i) the Royalties-based pricing set forth above of $2.00/ton shall be increased to $5.00/ton; or (ii) LEXG shall return any such licensed Technology units to Glottech-USA at LEXG's sole expense. Notwithstanding anything to the contrary contained in this Paragraph VIII (C), LEXG shall be permitted to disclose the price of the Royalty being paid hereunder by LEXG in the following circumstances: (i) such information enters the public domain (through no default of LEXG); or (ii) such information is required to be disclosed pursuant to applicable laws (including, without limitation, applicable securities laws).

IX. Issuance of LEXG Common Stock to Glottech-USA

Concurrent with LEXG's $75,000 payment as provided for in Paragraph VII (ii) herein above, LEXG will issue 2,000,000 shares of its common stock to Glottech-USA or Glottech-USA's designee(s) in consideration of the territorial licensing and limited exclusivity provisions of Paragraph III of this Agreement. Prior to such issuance, Glottech will consider the tax implications of such issuance and notice LEXG in writing should it wish to designate one or more parties to whom such shares of stock are to be issued, indicating: (i) the exact name(s) of the recipient party or parties, (ii) the exact number of shares to be issued to each such designated party or parties, (iii) the tax identification number of each such designated party or parties, and the address of each such designated party or parties.

X. Expenses and Applicable Taxes

Unless otherwise specified in this Agreement or otherwise agreed to in writing by the Parties: (a) all expenses relating to the licensed use and ongoing maintenance of the Technology will be the sole responsibility of LEXG, and (b) all taxes of any kind, regardless of the nature thereof, relating to the physical possession, control and/or use of the Technology will be the sole responsibility of LEXG. The failure of LEXG to pay any such taxes shall be deemed a default under this Agreement unless LEXG shall otherwise have cured such default within a time legally allowed under the laws applicable to the geographic territory in which either the Technology is physically located or, as the case may be, applicable to the corporate location of LEXG. In the event of default not otherwise satisfactorily cured, Glottech-USA shall have the right, but not the obligation, to pay such taxes, at the occurrence of which

LEXG agrees to cooperate with Glottech-USA in entering the premises where the Technology is physically located so that Glottech-USA may, at its option, take possession of the Technology for shipment to a designation of its choosing. Accordingly, Glottech-USA shall invoice LEXG for, and LEXG shall pay Glottech-USA for, any and all costs associated with its repossession of the Technology and delivery thereof to an alternate location of Glottech-USA's choosing.

XI. Salt, Minerals, and By-Products – Responsibility and Liability Therefor

LEXG shall bear the sole responsibility and liability for all salt, minerals and other by-products derived from the use of the Technology, without regard to the nature of any cost, claim, use, damage or claims for damages by any party, whether direct or indirect, and LEXG hereby fully and unconditionally indemnifies Glottech-USA, its directors, officers, agents, contractors and subcontractors from any and all such responsibility, claims, and/or damages. Such indemnification by LEXG shall be without expiration or limitation, it being clearly acknowledged and agreed to by LEXG that Glottech-USA is deemed solely as a service provider to LEXG pursuant to this Agreement and further, that Glottech-USA shall have no claim to nor liability for LEXG's operations of the Technology nor any salt, minerals, or other by-products which may be extracted from produced water pursuant to LEXG's operations involving its use of the Technology.

XII. Relationship with Governmental Entities

Terms governing the possession or use of the Technology required by any governmental entities in any geographic territory in which LEXG shall have physical possession, control or use of the Technology will be promptly disclosed, in writing, to Glottech-USA will be updated as to any material change in such terms as such may occur, from time to time.

XIII. Press Release Disclosure

The Parties acknowledge that LEXG and/or Glottech-USA may issue press releases containing such information as is required by law and applicable regulations.

XIV. Applicable Law

Unless otherwise required by the laws applicable to the specific geographic area designated in Paragraph III herein above, this Agreement shall be governed by the laws of the State of Mississippi, United States of America.

XV. Term of Agreement

The term of this Agreement shall be for an initial period of five (5) years, automatically renewable thereafter for successive five (5) year periods of time so long as LEXG, directly or indirectly through third party purchasers, has licensed five (5) Technology units from Glottech-USA per year; provided, however, that LEXG's production upon which the Royalties are based shall be no less than the Minimum Annualized Royalties set forth in Paragraph VIII (B) herein above.

XVI. Priority of Terms and Conditions to be Governed by the Technology Licensing & Lease Agreement.

Notwithstanding the terms and conditions of this Agreement, it is hereby acknowledged and agreed to that the terms and conditions of the Technology Licensing & Lease Agreement shall have priority over and govern any provisions of this Agreement which may be in conflict with the aforementioned agreement as to any interpretation or application, and no such conflict arising between this Agreement and the Technology Licensing & Lease Agreement shall be subject to arbitration or determination by any court to whom such conflict(s) may be submitted. The Parties further acknowledge and agree that the specimen copy of the Technology Licensing & Lease Agreement attached hereto as Exhibit D is in draft form only and will be submitted for final review and execution by the Parties prior to LEXG's remittance of the $75,000 payment due to Glottech-USA as provided for in Paragraph VII (ii).

XVII. Time of the Essence; Mutual Cooperation

Time is of the essence in consummating the relationship contemplated herein. Accordingly, the Parties hereby each agree to cooperate fully and on a timely basis in an attempt to consummate the transaction herein contemplated.

Alex, if you are in agreement with the terms of this Agreement, please so indicate your acknowledgement and agreement by executing a copy hereof, returning same to us via electronic email as soon as possible and forwarding the amount of $25,000 USD as specified in Paragraph VII (i) of this Agreement.

Very truly yours,

GLOTTECH-USA, LLC

Mark D. Seigel
Chief Executive Officer

Larry G. Nesbit
Chief Financial Officer

THE TERMS OF THIS AGREEMENT, INCLUDING ALL ATTACHMENTS DESIGNATED A PART HEREOF, ARE HEREBY ACKNOWLEDGED AND AGREED TO:

LITHIUM EXPLORATION GROUP, INC.

Alex Walsh
President & Chief Executive Officer

3/18/11
Date

[*see listing of Attachments, next page*]

Glottech-USA, LLC
4450 Old Canton Road, Ste 207, Jackson, MS 39211 USA • 601.454.4442 • email: Larry@Glottech-USA.com
P.O. Box 432, Kimberton, PA 19442 USA • 610.933.6412 • 610.613.1730 (cell) • email: Mark@Glottech-USA.com

Attachments

Exhibit A - Territorial Map specified in Paragraph III
Exhibit B - Glottech-USA bank wiring instructions
Exhibit C - Confidentiality, Non-Disclosure & Non-Circumvention Agreement
Exhibit D - Technology Licensing & Lease Agreement (draft only)

EXHIBIT A

LITHIUM EXPLORATION GROUP

Area of Interest


NW
NE COR
SE
SW
Sturgeon Lake
Alexander (Fox Creek)
Alexander

NW coordinates: 55deg 17min 15sec (Decimal 55.287381) North   UTM 6127378.32 Northing

118deg 9min 14sec (Decimal 118.153968) West   UTM 426712.62 Easting

NE coordinates: 55deg 17 min 16 sec (Decimal 55.287682) North   UTM 6128489.59 Northing

115deg 4min 38sec (Decimal 115.077246) West   UTM 622106.11 Easting

SW coordinates : 53deg 18min 32sec (Decimal 53.308898) North   UTM 5907246.67 Northing

118deg 8min 47sec (Decimal 118.146478) West   UTM 423611.15 Easting

SE coordinates: 53deg 16min 47sec (Decimal 53.279836) North   UTM 5905219.89 Northing

115deg 1min 30sec (Decimal 115.025131) West   UTM 631668.25 Easting

Note : Coordinates are in WGS 84 System for Lat & Lon and NAD 83 Zone 11 for UTM